Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Investor Relations
T: +1-704-275-9113
E: IR@AltisourceAMC.com

Altisource Asset Management Corporation Reports Second Quarter 2022 Results

CHRISTIANSTED, U.S. Virgin Islands, August 11, 2022 (GLOBE NEWSWIRE) - Altisource Asset Management Corporation (“AAMC” or the “Company”) (NYSE American: AAMC) today announced financial and operating results for the second quarter of 2022.

Second Quarter 2022 Highlights and Recent Developments

•The Company has purchased more than $40 million in loans held for investment and has earned $0.5 million from loan interest during the second quarter of 2022.

•As of June 30, 2022, AAMC’s cash position was $31.3 million, which is net of the $32.0 million at quarter end for loans held for investment at fair value.

•Jason Kopcak has been appointed Chief Executive Officer by the Board of Directors.

•The Company has entered into a $50 million line of credit agreement with Flagstar Bank FSB ("Flagstar"). As of August 8, 2022, the Company has drawn $40.2 million on the line of Credit.

•The Company repurchased 286,873 shares of its common stock from Putnam Focused Equity Fund, a series of Putnam Trust, at $10.00 per share in July 2022.

•The Company has hired a Head of Sales and leased approximately 7,000 square feet of office space in Tampa, Florida for its Alternative Lending Group and has begun adding staff to originate loans.

“Since AAMC's announcement of starting its Alternative Lending Group in March 2022, the entire management team has been focused on getting the lending operations off the ground," said Jason Kopcak, Chief Executive Officer. "We believe we are headed in the right direction and the line of credit with Flagstar is an integral component of our business plan."

Second Quarter 2022 Financial Results

AAMC’s net loss to common shareholders for the second quarter of 2022 was $(4.1) million compared to net income of $2.2 million for the same period in 2021. Diluted earnings per share was $(2.00) for the quarter, compared to $1.01 for the same period in 2021.

About AAMC

AAMC is an alternative lending company that provides liquidity and capital to under-served markets. We also continue to assess opportunities that could potentially be of long-term benefit to shareholders such as Crypto-ATMs.

Additional information is available at www.altisourceamc.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations, and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies as well as industry and market conditions. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “target,” “seek,” “believe” and other expressions or words of similar meaning. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from these forward-looking statements may include, without limitation, our ability to develop our businesses, and to make them successful or sustain the performance of any such businesses; developments in the litigation regarding our redemption obligations under the Certificate of Designations of our Series A Convertible Preferred Stock; the filing of any lawsuit against Mr. Redleaf and Luxor; and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission. The foregoing list of factors should not be construed as exhaustive.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.

Altisource Asset Management Corporation
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenues:
Loan interest income	$524	$—	$524	$—
Loan fee income	9	—	9	—
Total revenues	533	—	533	—

Expenses:
Salaries and employee benefits	1,555	(345)	2,479	3,200
Legal fees	1,379	2,183	2,736	3,519
Professional fees	309	472	575	1,021
General and administrative	828	611	1,557	1,364
Servicing and asset management expense	181	—	181	—
Acquisition charges	89	—	513	—
Total expenses	4,341	2,921	8,041	9,104

Other income (expense):
Change in fair value of loans held for investment	(325)	—	(325)	—
Change in fair value of equity securities	—	(2,411)	—	3,456
Gain on sale of equity securities	—	6,360	—	6,360
Dividend income	—	887	—	3,041
Other	8	(20)	16	79
Total other income (expense)	(317)	4,816	(309)	12,936

Net (loss) income from continuing operations before income taxes	(4,125)	1,895	(7,817)	3,832
Income tax expense (benefit)	7	(333)	12	1,961
Net (loss) income from continuing operations	$(4,132)	$2,228	$(7,829)	$1,871

Gain on discontinued operations (net of income tax expense of $1,272)	—	—	—	6,213
Net (loss) income attributable to common stockholders	$(4,132)	$2,228	$(7,829)	$8,084

Continuing operations earnings per share
Net (loss) income from continuing operations	$(4,132)	2,228	$(7,829)	1,871
Gain on preferred stock transaction	—	—	5,122	71,883
Numerator for earnings per share from continuing operations	$(4,132)	$2,228	$(2,707)	$73,754

Earnings per share of common stock – Basic:
Continuing operations	$(2.00)	$1.09	$(1.31)	$37.86
Discontinued operations	—	—	—	3.19
Total	$(2.00)	$1.09	$(1.31)	$41.05
Weighted average common stock outstanding	2,063,078	2,050,786	2,059,872	1,948,070

Earnings per share of common stock – Diluted:
Continuing operations	$(2.00)	$1.01	$(1.31)	$34.50
Discontinued operations	—	—	—	2.91
Total	$(2.00)	$1.01	$(1.31)	$37.41
Weighted average common stock outstanding	2,063,078	2,195,806	2,059,872	2,137,513

Altisource Asset Management Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Loans held for investment, at fair value	$31,981	$—
Accrued interest on loans held for investment	170	—
Cash and cash equivalents	31,317	78,349
Other assets	3,545	3,127
Total assets	$67,013	$81,476

LIABILITIES AND EQUITY
Liabilities
Accrued expenses and other liabilities	$1,100	$7,145
Lease liabilities	779	859
Total liabilities	1,879	8,004

Commitments and contingencies	—	—

Redeemable preferred stock:
Preferred stock, $0.01 par value, 250,000 shares authorized as of June 30, 2022 and December 31, 2021. 144,212 shares issued and outstanding and $144,212 redemption value as of June 30, 2022 and 150,000 shares issued and outstanding and $150,000 redemption value as of December 31, 2021.	144,212	150,000

Stockholders' deficit:
Common stock, $0.01 par value, 5,000,000 authorized shares; 3,424,058 and 2,063,078 shares issued and outstanding, respectively, as of June 30, 2022 and 3,416,541 and 2,055,561 shares issued and outstanding, respectively, as of December 31, 2021.	34	34
Additional paid-in capital	148,821	143,523
Retained earnings	49,621	57,450
Accumulated other comprehensive income	35	54
Treasury stock, at cost, 1,360,980 shares as of June 30, 2022 and December 31, 2021.	(277,589)	(277,589)

Total stockholders' deficit	(79,078)	(76,528)
Total Liabilities and Equity	$67,013	$81,476